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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                     Fully Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (In thousands, except per share data)

                                                                Three Months Ended
                                                                    March 31,
                                                              1998             1997
                                                            --------         --------
Net loss                                                    ($ 1,556)        ($ 1,391)

Deduct:
Accretion, discount and dividends on preferred stock           1,351              124
                                                            --------         --------

Net loss applicable to common shareholders                  ($ 2,907)        ($ 1,515)
                                                            ========         ========

Weighted average number of common shares outstanding           9,072            7,786
                                                            ========         ========

Basic loss per share                                        ($  0.32)        ($  0.19)
                                                            ========         ========


Net Loss for diluted loss per share computation             ($ 1,556)        ($ 1,391)
                                                            ========         ========

Weighted average number of common shares outstanding           9,072            7,786

Common share equivalent applicable to:
        Series A convertible preferred stock                   1,382            1,651
        Series B convertible preferred stock                      --              266
        Series C convertible preferred stock                      52               --
        Series D convertible preferred stock                   1,209               --
        Series A warrants                                         36              119
        Series D warrants                                        202               --
        Other warrants                                            74               78
        Stock options                                          1,802            1,647

Less common stock acquired with net proceeds                   1,634              960

Weighted average number of common shares
and common share equivalents used to compute                --------         --------
diluted loss per share                                        12,195           10,587
                                                            ========         ========

Diluted loss per share                                      ($  0.13)        ($  0.13)
                                                            ========         ========